                                                                    EXHIBIT 10.7

                   EXHIBIT A. MAINTENANCE AND SUPPORT SERVICES

1.       New Atlanta will provide to Unify:

         a. Maintenance services to correct any defects in ServletExec which cause ServletExec not to operate in accordance with the Specifications or User Documentation.

         b. Support services personnel to consult with Unify's personnel concerning the operation of ServletExec.

2. SUPPORT FOR ALL VERSIONS. New Atlanta agrees to provide Maintenance and Support to Unify for all versions of the software provided to Unify Corporation. New Atlanta shall have no obligation to support or fix Defects caused by any changes made to ServletExec by Unify.

3.       PROBLEM ISOLATION, CHARACTERIZATION, AND REPORTING.

         a. Prior to reporting any problem to New Atlanta, Unify personnel shall, to the best of their ability, isolate the problem to ServletExec, eliminating as causal factors such external factors as: hardware, operating system, web server, Java virtual machine, changes made to ServletExec by Unify, or user application software.

         b. Prior to reporting any problem to New Atlanta, Unify personnel shall to the best of their ability characterize the problem as completely as possible, and identify the specific configuration and sequence of actions required to completely reproduce the problem.

4. PROBLEM CLASSIFICATION DEFINITIONS. Unify and New Atlanta will jointly evaluate and classify all problems according to the following definitions:

                  PRIORITY 1 - A Priority 1 problem is an issue that has stopped the customer from using the software provided.

                  PRIORITY 2 - A Priority 2 problem is an issue that has reduced functionality of the software. The end-user can continue their use of the software, but has suffered loss of functionality.

                  PRIORITY 3 - A Priority 3 problem is an issue that reduces functionality of the product, but has not impacted the customer's operations significantly.

         At any time, Unify and New Atlanta may jointly review and reevaluate to upgrade or downgrade the classification of an existing problem. New Atlanta agrees to respond to the re-classified problem according to the new response times.

5.       PROBLEM RESOLUTION TIME.  New Atlanta agrees to:

         a. Use its best efforts to resolve a Priority 1 Problem to Unify's satisfaction within two (2) working days. Any solution provided must become part of the next release or revision of the software.

         b. Use its best efforts to resolve a Priority 2 Problem to Unify's satisfaction within two (2) weeks. Any solution provided must become part of the next release or revision of the software.

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         c.       Use its best efforts resolve a Priority 3 Problem in the next release or revision of the software.

6. HANDLING OF CRITICAL PROBLEMS. New Atlanta agrees to respond to Unify's notification of a critical problem with the assignment of senior engineers and expert knowledge of the software and source code. Such New Atlanta personnel will access or duplicate the Priority 1 Problem in the following order, as necessary, until a resolution has been obtained:

         a. Attempt to reproduce and resolve the problem at New Atlanta's facility,

         b. Access, at Unify Corporation's discretion, the end-user site experiencing the problem remotely,

         c. Travel to either Unify Corporation or the site experiencing the problem, as determined by Unify Corporation. Unify Corporation agrees to pay reasonable travel and living expenses incurred by New Atlanta's personnel regardless of the underlying cause of the problem.

7. SUPPORT SERVICES. New Atlanta agrees to have trained support engineers with expert knowledge of the software readily available for telephone consultation with Unify Corporation's personnel during New Atlanta's normal operating hours.

8. SUPPORT CALL DEFINITIONS. Unify Corporation will classify all problems according to the following definitions:

                  NEW CALL - A new call is a first time call on a specific problem for a specific customer.

                  EXISTING CALL - An existing call is a follow-up or callback on an existing problem that has been registered for a specific customer.

9.       SUPPORT CALL RESPONSE TIME.  New Atlanta agrees to:

         a. Respond to any new or existing call that has been designated as Priority 1 within 2 business hours.

         b.       Respond to any new or existing call within 1 business day.

10.      MISCELLANEOUS REQUEST.  New Atlanta agrees to:

         a. At Unify's discretion, New Atlanta will provide a list of all known unresolved product defects in a specified release.

         b. At Unify's discretion, New Atlanta will provide a list of all changes between two identified release versions.

                           SERVLETEXEC OEM AGREEMENT

         THIS OEM AGREEMENT (the "Agreement") is made and entered into this _____ day of November 2000, by and between Unify Corporation, a Delaware corporation ("Unify"), and New Atlanta Communications, LLC ("New Atlanta").

                                   WITNESSETH:

         WHEREAS, Unify markets one or more software products under the product family name "Unify eWave"; and

         WHEREAS, New Atlanta has developed a software product called "ServletExec"; and

         WHEREAS, New Atlanta and Unify desire to enter into a contractual arrangement under which Unify will acquire the right to license and market ServletExec as an integrated component of Unify eWave or other products that it may market in the future;

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Unify and New Atlanta hereby agree as follows:

         1. This Agreement supersedes and replaces the "ServletExec License and Distribution Agreement" between Unify and New Atlanta executed on July 1, 1999. Upon the execution of this Agreement, the 1999 "ServletExec License and Distribution Agreement" shall be terminated, such termination to be effective as of November 1, 2000.

         2. New Atlanta hereby grants to Unify during the term of this Agreement the non-exclusive right to license and a privilege to market, sell, distribute, and sub-license ServletExec, as an integrated component of Unify eWave or other products that it may market in the future, and not as a standalone product, to its customers and its reseller's customers throughout the world, subject to the conditions set forth in this Agreement. ServletExec may be distributed through sub-distributors, subject to New Atlanta's written approval, provided such sub-distributors are bound in writing to all of the restrictions applicable to Unify's use and distribution of the products governed by this Agreement.

         3. New Atlanta hereby grants to Unify during the term of this Agreement the right to make further developments and enhancements to ServletExec, and the privilege to market, sell, distribute, and sub-license the enhancements to its customers and its reseller's customers throughout the world, subject to the conditions set forth in this Agreement.

                  a. New Atlanta shall provide Unify with such limited rights and access to the source code and documentation (the "Source Code") for ServletExec on an ongoing basis during


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the term of this Agreement. As New Atlanta provides new public releases of
ServletExec to any of its customers or prospects, New Atlanta shall provide Unify the source changes to ServletExec corresponding to such releases within 30 days of the public availability of such release.

                  b. Any modifications, enhancements, or other changes made by Unify to the Source Code prior to November 1, 2000 shall be jointly owned by Unify and New Atlanta.

                  c. Any modifications, enhancements, or other changes made by Unify to the Source Code on or after November 1, 2000 shall be the sole and exclusive property of Unify.

                  d. Unify acknowledges that the Source Code constitutes Confidential Information and a trade secret of New Atlanta subject to the conditions of Section 18, below.

         4. During the term of this Agreement, Unify agrees that it will not develop, knowingly participate in the development of, market, sell, distribute, license, sub-license, or otherwise commercialize any software that is similar to or competitive with ServletExec. Software that is "similar to" or "competitive with" ServletExec shall be defined as software other than ServletExec that implements the Java Servlet API or JavaServer Pages (JSP) specifications as published by Sun Microsystems, Inc. ("Sun"), including all versions of those specifications that have been published by Sun prior to the execution of this Agreement, and any new versions that may be published by Sun in the future.

         5. During the term of this Agreement, New Atlanta will provide Unify with maintenance and support services as defined in the attached Exhibit A "Maintenance and Support Services". New Atlanta also agrees to be available on a consultative basis as needed by Unify and for such services Unify agrees to pay New Atlanta at a rate of One Thousand Dollars ($1000) per day, such payment to be made within thirty (30) days of receipt of New Atlanta's invoice by Unify. New Atlanta shall make its best efforts to accommodate Unify's request for service and shall begin to provide work for Unify's request no later than five
(5) days after notice has been given to New Atlanta. Under no circumstances shall New Atlanta be obligated to provide more than five (5) days per month of such services.

         6. Unify will pay reasonable travel expenses, including airfare, hotel, meals, and ground transportation incurred by New Atlanta for travel requested by Unify related to performance of services required by this Agreement, such payments to be made within thirty (30) days after New Atlanta submits documentation of such expenses.

         7. Subject to the maximum quarterly royalty payment defined below, for Unify's fiscal quarters which commence on November 1, 2000 and on February 1, 2001, Unify shall pay New Atlanta a royalty equal to ten percent (10%) of "Net Integrated Sales", as defined below, of any products during each such fiscal quarter which include ServletExec as an integrated component. Subject to the maximum quarterly royalty payment defined below, for Unify's fiscal quarters


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which commence on May 1, 2001 and on August 1, 2001, Unify shall pay New Atlanta a royalty equal to the greater of: (a) ten percent (10%) of Net Integrated Sales of any products during each such fiscal quarter which include ServletExec as an integrated component; or, (b) Fifty Thousand Dollars ($50,000). Subject to the maximum quarterly royalty payment defined below, beginning with Unify's fiscal quarter which commences on November 1, 2001, and continuing for each of Unify' fiscal quarters thereafter throughout the remaining term of this Agreement, Unify shall pay New Atlanta a royalty equal to the greater of: (a) ten percent (10%) of Net Integrated Sales of any products during each such fiscal quarter which include ServletExec as an integrated component; or, (b) One Hundred Thousand Dollars ($100,000).

                  a. The maximum royalty paid by Unify to New Atlanta shall not exceed Five Hundred Thousand Dollars ($500,000) for any Unify fiscal quarter for which such royalties are determined.

                  b. For purposes of the calculation of the royalty payment for each fiscal quarter, "Net Integrated Sales" shall be defined as the gross proceeds receivable by Unify with respect to its sales of any products which incorporate ServletExec as an integrated component during such fiscal quarter, less the amount of any sales commissions paid by Unify to third-party agents for distribution of such products, and less the amount of any returns or refunds during such fiscal quarter for any previous sales of such products, which previous sales were subject to the terms of this Agreement.

                  c. Royalty payments due under this Section 7 shall be due and payable within forty-five (45) days after the end of each Unify fiscal quarter for which such royalty payments are determined. A fiscal quarter shall be the three-month period ending on each January 31, April 30, July 31, or October 31, as the case may be.

         8. At the time of each royalty payment described in Section 7, above, Unify shall provide New Atlanta with the financial information and calculations upon which the determination of the royalty payment is made. New Atlanta shall have the right to audit Unify's books and records to verify the correctness of any such payments, with Unify to bear the cost of any such audit plus a ten percent (10%) penalty, if it is determined for any quarter that there is an underpayment of more than three percent (3%) of the royalty for such quarter.

         9. In the event Unify breaches any term or condition of this Agreement and such breach is not cured within thirty (30) days after New Atlanta gives Unify written notice of such breach, this Agreement shall immediately terminate and Unify shall thereupon pay New Atlanta, as damages for any such breach, an amount equal to: (a) One Million Dollars ($1,000,000); plus (b) the amount of any royalty payments described in Section 7, above, which were due at the time of such breach. Unify and New Atlanta acknowledge and agree that in the event of a breach of this Agreement by Unify, the amount of damages to be suffered by New Atlanta will be difficult or impossible to accurately determine. The parties agree that the amount specified in this Section 9 has been carefully considered and discussed by Unify and New Atlanta, is intended to provide for the damages to be suffered by New Atlanta under this Agreement, is a reasonable pre-estimate of the probable loss, and is not intended to constitute a penalty for a breach of this Agreement by Unify.

         10. In the event New Atlanta breaches any term or condition of this Agreement and such breach is not cured within thirty (30) days after Unify gives New Atlanta written notice of such breach, this Agreement shall immediately terminate, the rights granted to Unify by New Atlanta in Sections 2 and 3, above, shall survive termination of this Agreement due to breach by New Atlanta, the limited Source Code rights granted to Unify in Section 3.a shall become perpetual and royalty-free, Unify shall be given immediate access to the latest version of the Source Code, and New Atlanta shall thereupon pay Unify, as damages for any such breach, an amount equal to One Million Dollars ($1,000,000). Unify and New Atlanta acknowledge and agree that in the event of a breach of this Agreement by New Atlanta, the amount of damages to be suffered by Unify will be difficult or impossible to accurately determine. The parties agree that the amount specified in this Section 10 has been carefully considered and discussed by Unify and New Atlanta, is intended to provide for the damages to be suffered by Unify under this Agreement, is a reasonable pre-estimate of the probable loss, and is not intended to constitute a penalty for a breach of this Agreement by New Atlanta.

         11. Unify shall have the right to acquire all of the assets or all of the membership interests of New Atlanta at any time prior to April 1, 2002 by making a cash payment of Fifteen Million Dollars ($15,000,000) to New Atlanta or to its members, as the case may be. Notwithstanding the foregoing in this
Section 11, if New Atlanta agrees to be acquired by a third party prior to April 1, 2002, or if the members of New Atlanta agree to sell all of their membership interests in New Atlanta to a third party prior to April 1, 2002, such purchase option shall lapse and shall be of no further force and effect. Unify recognizes and acknowledges that its purchase option under this Section 11 does not give it a right of first refusal in the event of a sale to a third party by New Atlanta or its members under this Section 11.

         12. New Atlanta and Unify will share customer and prospect lists for the ServletExec and Unify eWave products or other Unify products which incorporate ServletExec as an integrated component; such customer and prospect lists may not be sold, shared, or transferred to any third party without the express written consent of both New Atlanta and Unify. New Atlanta and Unify will participate in joint marketing efforts for the benefit of both parties during the term of this Agreement.

         13. New Atlanta and Unify agree to cooperate with and provide reasonable assistance to each other in fulfilling their respective duties and obligations under this Agreement.

         14. This Agreement shall have a term of three (3) years beginning on November 1, 2000 and ending on October 31, 2003. Unify may renew this Agreement for an additional three-year term by providing New Atlanta written notice of its intention to do so after August 1, 2003 and before November 1, 2003.

         15. At any time during the term of this Agreement, Unify may provide New Atlanta with written notice of its election to terminate this Agreement, which notice shall specify a termination date which is at least one hundred eighty (180) days after the date such written notice is given, provided that under no circumstances shall such termination date be prior to October 31, 2001. Upon receipt of such written notice by New Atlanta, the provisions of Section 4, above, shall no longer have any force or effect. Upon such termination, all royalty payments accrued prior to and including the termination date shall become immediately due and payable. The parties agree that termination of this Agreement shall not affect the ability of Unify to fulfill its obligations under any commitment made by Unify in good faith and in accordance with this Agreement prior to the effective date of such termination including, but not limited to, retention of source code to provide ongoing maintenance. Termination of this Agreement shall not relieve Unify of the obligation to pay any amounts due New Atlanta with respect to pre-termination commitments from Unify's customers even though such amounts may be paid to Unify after termination.

         16. The parties agree that this Agreement represents a technology and marketing relationship and, except for the License granted hereunder, shall not be construed as a transfer of any ownership rights to each other's property.

         17. Unify agrees to include a copy of New Atlanta's license agreement for ServletExec with each shipment and sale of ServletExec or any product of Unify into which ServletExec is incorporated and further agrees to take such steps as may be reasonably necessary to insure that Unify's customers comply with the terms and conditions of such license agreement. Unify shall be deemed to have complied with this provision if the license agreement for its products which incorporate the ServletExec technology includes language comparable to the language in New Atlanta's license agreement for ServletExec and if Unify's license agreement make clear reference of its applicability to ServletExec.

         18. Each party agrees to keep all of the terms and conditions of this Agreement, all information received from the other party and all information shared under this Agreement confidential and shall not disclose any of the foregoing to any third party without the prior written consent of the nondisclosing party. This confidentiality provision shall remain in full force and effect subsequent to the termination of this Agreement.

                  a. Each party acknowledges that the other party may disclose to such party certain Confidential Information during the course of each party's activities pursuant to this Agreement. Each party acknowledges and agrees that the Confidential Information is the sole and exclusive property of the disclosing party and that the disclosing party owns all property rights related thereto. Each party acknowledges and agrees that the disclosure of the Confidential Information to the receiving party does not confer upon the receiving party any license, interest, or rights of any kind in or to the Confidential Information, except as otherwise provided in this Agreement.

                  b. Except as otherwise provided in this Agreement, the receiving party will hold in confidence and not use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, indirectly or directly, in any form, or for any purpose, the Confidential Information made available to the receiving party under this Agreement, without the prior written consent of the disclosing party.

                  c. To the extent that Confidential Information constitutes a trade secret under applicable law, the obligations of the receiving party with respect to the Confidential Information shall remain in effect for as long as such information shall remain a trade secret under applicable law. To the extent such Confidential Information does not constitute a trade secret, its obligations with regard to the Confidential Information shall remain in effect during the term of this Agreement and for two years thereafter. Such obligations shall not apply if and to the extent that: (1) the receiving party establishes that the information communicated was already known to the receiving party, without obligation to keep it confidential, at the time of its receipt from the disclosing party (whether such information was received from the disclosing party before or after the execution of this Agreement); (2) the receiving party establishes that the information communicated was received by the receiving party in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (3) the receiving party establishes that the information communicated was publicly known at the time of its receipt by the receiving party or has become publicly known other than by a breach of this Agreement or other action by the receiving party.

                  d. Confidential Information shall include, but is not limited to, any scientific and technical information, design, proprietary information, trade secrets, process, procedure, formula, or improvement, whether or not patentable, that is of value to the disclosing party and is not generally known by its competitors. It shall also include customer or account lists, supplier lists, pricing information, receipts, financial information relating to the disclosing party's business, marketing arrangements, strategic plans, and any other information and data relating to the business of the disclosing party which is disclosed to the receiving party by the disclosing party as a consequence of or through its relationship with the other party and which has value to the disclosing party and is not generally known by its competitors.

         19. All notices or other communications made pursuant to this Agreement shall be given in writing by registered or certified mail which shall be addressed to the following addresses (or to such other addresses as may have been provided by the parties subsequent to the execution of this Agreement):

         New Atlanta Communications, LLC      Unify Corporation
         c/o Vince Bonfanti                   c/o President
         1041-D Cambridge Square              2101 Arena Blvd, Ste 100



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         Alpharetta, Georgia 30004-1871       Sacramento, California 95834

Unless otherwise specifically provided herein, each such notice or communication shall be deemed given at the time it is mailed by certified mail, return receipt requested, postage prepaid, in any post office or branch post office regularly maintained by the United States Government.

         20. Subject to Section 21, below, the ServletExec software provided by New Atlanta to Unify is provided on an "as is" basis, without any warranty of any kind, either express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. In no event will New Atlanta be liable to Unify or to any other person for any damages, including incidental or consequential damages, arising out of the use or inability to use the ServletExec software, or any other program, data, material, or information provided by New Atlanta under this Agreement.

         21. Notwithstanding anything to the contrary in Section 20, above, New Atlanta agrees to indemnify and hold Unify harmless from any and all claims or causes of action, including any and all costs, expenses and attorney's fees related thereto, asserting that ServletExec (including any upgrades, updates or new releases thereof) as delivered by New Atlanta to Unify or as bundled by Unify with the Unify eWave products infringes upon any proprietary rights of any third party. New Atlanta shall procure the legal right for Unify to continue to use ServletExec.

         22. Except to the extent that New Atlanta would be obligated to indemnify Unify pursuant to Section 20, above, Unify agrees to indemnify and hold New Atlanta harmless from any claims or cause of action, including any costs, expenses, and attorney's fees related thereto, brought against New Atlanta by any party with respect to any matter arising under this Agreement, including, but not limited to, the sale or distribution by Unify of ServletExec as an integrated component of any product sold by Unify except in the case of New Atlanta's gross negligence or willful misconduct.

         23. The parties understand and agree that no representation or promise has been made by any of the parties hereto concerning this Agreement, except as expressly set forth herein; and that all matters concerning this Agreement are embodied and expressed herein. This Agreement shall supersede all prior or contemporaneous agreements and understandings among the parties hereto with respect to the subject matter of this Agreement.

         24. All of the terms, covenants, agreements, and conditions herein contained shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, assigns, and legal representatives. This Agreement shall remain in full force and effect, notwithstanding any change in control or ownership of either party.

         25. This Agreement shall be governed by and construed in accordance with the laws of


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

the State of Georgia in all respects.

         26. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure.

         27. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid and unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         28. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereby execute this Agreement on the day and year first above written.

          New Atlanta Communications, LLC           Unify Corporation





        By:____________________________             By:________________________

        Its:___________________________             Its:_______________________










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